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                                                                     EXHIBIT 99

PRESS RELEASE

FOR IMMEDIATE RELEASE  OCTOBER 20, 1997

CONTACT:   RICHARD C. SCHILG, CEO, TEAM AMERICA CORPORATION


TEAM AMERICA ACQUIRES ASPEN CONSULTING GROUP IN A MERGER AND TOGETHER NOW HAS OVER 10,000 WORKSITE EMPLOYEES.

WORTHINGTON, OHIO,

         TEAM America Corporation (Nasdaq: TMAM) announced today that it has entered into a merger agreement with Aspen Consulting Group based in Twin Falls, Idaho. TEAM America and Aspen are Professional Employer Organizations, "PEOs", which provide outsourcing of human resource, payroll, benefits, employment liability protection and placement services to small and medium sized businesses. TEAM America Corporation has approximately 7,000 worksite employees and Aspen has approximately 3,000. The combined entity will have approximately 10,000 worksite employees.

         Aspen Consulting Group has a strong market position in the Rocky Mountain and Northwest regions and in Idaho and surrounding states of Montana, Utah and Oregon. Aspen was founded by Byron McCurdy in 1984. While developing Aspen into a successful PEO during the past 13 years, Mr. McCurdy has also played an integral role in the development of NAPEO, the National Association of Professional Employer Organizations. Mr. McCurdy is presently a Vice President and Director of NAPEO, as well as an active participant on NAPEO's Government Affairs Committee.

         Mr. Richard C. Schilg, Founder, President and CEO of TEAM America, said, "The merger adds 3,000 worksite employees to TEAM America's Western base of 1,800 worksite employees in the San Francisco Bay area from a merger last month with Workforce Strategies. TEAM America now has as many worksite employees in the Northwest as it has in the Midwest, which is part of our Strategic Plan. The addition of Byron McCurdy, Terry McCurdy and their associates at Aspen to TEAM America's corporate staff further enhances the depth and quality of experienced PEO professionals available to better serve our clients and shareholders."

         "We are very excited about the opportunity to be a part of TEAM America," said Byron McCurdy, Aspen Consulting Founder and President. "We were looking for a way to enhance our client services and benefit offerings and improve our systems capabilities and TEAM America, we believe, will be able to do that very well. We like the people at TEAM America and we share similar philosophies on the business. We offer TEAM America the opportunity to expand its Northwest market position. We all here at Aspen are looking forward to working with the people at TEAM America."


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         Byron will remain as President of Aspen Consulting which will undergo a name change to TEAM America sometime near the first of the year. The merger agreement will provide Aspen shareholders an undisclosed amount of cash and shares of TEAM America stock. TEAM America completed an initial public offering of common stock on December 10, 1996 raising a net amount of over $13 million through The Ohio Company and Roney & Company of Detroit. Thus far, TEAM America has completed three previous acquisitions in 1997, in Dover, Ohio, in the San Francisco Bay/Silicon Valley area and one in the Detroit area.

         TEAM America, as a PEO relieves client businesses of the administrative responsibilities and liabilities of being an employer through outsourcing human resources, payroll benefits, employment liability and placement functions, so they can focus on their core business. As a result of the merger, TEAM America will now have offices in: Columbus, Cleveland, Dayton, Dover and Cincinnati, Ohio; Indianapolis, Indiana; Orlando, Florida; Chicago, Illinois; San Francisco Bay and Silicon Valley areas of California; Troy, Michigan and Twin Falls, Idaho.

         TEAM America's corporate offices are located at 110 E. Wilson Bridge Road, Worthington, Ohio 43085. Phone: 614-848-3995; FAX: 614-848-7639; or Toll
Free: 800-962-2758. Aspen Consulting Group, Inc,'s offices are located at 212 2nd Avenue West, Twin Falls, ID 83303-0105. Phone: 208-734-6677; FAX:
208-734-6679.

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